Exhibit 99.1

Shiner International Announces Third Quarter 2009 Financial Results

Haikou, CHINA - Nov 16, 2009 –Shiner International, Inc. (Nasdaq: BEST), an emerging global supplier of anti-counterfeiting and advanced packaging products, today announced financial results for the quarter ended September 30, 2009.

Financial Summary

•	Total revenue of $8.66 million versus $8.01 million in the prior 2009 quarter and $15.16 million for the third quarter of 2008.

•	Net income of $0.30 million versus net loss of $0.28 million in the second quarter of 2009, and down from net income of $1.86 million in the third quarter of 2008.

•	Gross profit of $1.50 million, compared to $1.11 million in the prior 2009 quarter and $2.85 million for the third quarter of 2008.

•	Gross margin of 17.3%, compared to 13.8% for the second quarter of 2009 and 18.8% for the third quarter of 2008.

•	Earnings per share of $0.01 for the quarter, up from ($0.01) in the prior quarter, but down from $0.08 in the 2008 third quarter.

Revenues and Earnings

Shiner's revenue for the three months ended September 30, 2009 was up approximately 8.2% on a quarter to quarter basis, but down when compared to the same period in 2008. The quarter to quarter increases in revenue related directly to increases in sales in two of Shiner's main business lines, including a 14.6% increase in food safety packaging sales and a 4.5% increase in anti-counterfeit packaging sales. International sales for the three months ended September 30, 2009 totaled $3.1 million, accounting for 35.7% of Shiner's total revenue, in comparison to $2.6 million for the second quarter.  The increase in Shiner's international sales quarter to quarter was primarily due to continuous market improvement.

Management Comments

Mr.Qingtao Xing, Shiner’s President, commented, “The newly enacted Food Safety Law continues to impact domestic food producers throughout China, as the Chinese government exercises its authority on the supervision of food production and packaging.  In reaction to the melamine-tainted milk scare in March 2008, the Chinese government took decisive steps to strengthen its oversight of food production, packaging and distribution.  These actions have strengthened consumer confidence.  With the recovery of the global market, especially the Chinese domestic market, we expect that consumption capacity will rebound to, or exceed, pre- food safety crisis levels.”

Commenting on Shiner's performance, Jian Fu, Shiner’s Chief Executive Officer, stated that, “we are encouraged by the continued positive trends in revenue, gross profit and net income we have seen in the previous quarter across several of our business lines and the overall improvement in our market in comparison with the second quarter.  The Chinese economy has steadily increased over the first three quarters of 2009, posting GDP marks of 6.1%, 7.9% and 8.9%, respectively.  As the world economy begins to recover, we are increasing our marketing efforts to develop new customers, while maintaining a solid foundation of existing customers.  We believe that Shiner will continue to improve its bottom line as the world economy continues to recover and the effects of China's Food Safety Law are fully realized.  We are confident that we will benefit from these factors and achieve our growth objectives for the next year.”

About Shiner International, Inc.

NASDAQ listed Shiner International (http://www.shinerinc.com) is a U.S. corporation that has its primary operations in China.  Headquartered in the city of Haikou - China's "Hawaii” - Shiner's products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials.  Approximately 60 percent of Shiner's current customers are located in China, with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 14 patents on products and production equipment, and has an additional eight patent applications pending.  The Company’s coated films meet the approval of U.S. FDA requirements, as well as those required for food packaging sold in the EU.  Shiner's product manufacturing process is certified under ISO 9001:2000.

Safe Harbor Statement

The information contained in this earnings release and the attachments is as of the date of the release. The Company assumes no obligation to update any forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking information about the Company's financial results and estimates, business plans and prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Among the factors that could cause actual results to differ materially are the following: the availability and prices of raw materials, fuel and supplies; product pricing; the competitive environment and related market conditions; operating efficiencies; interest rate and foreign currency exchange rate fluctuations; access to capital; the cost of compliance with environmental and health standards; actions of the PRC government; governmental laws and regulations affecting our operations, including tax obligations; the success of our research and development activities, changes in generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions; any changes in business, political and economic conditions due to the threat of terrorist activity; and other risks and uncertainties described in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 and in its subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash & cash equivalents	$1,769,730	$3,816,454
Restricted cash	830,694	684,212
Accounts receivable, net of allowance for doubtful accounts of $64,252 and $223,973	5,938,780	7,594,718
Advances to suppliers	3,684,950	3,677,890
Notes receivable	152,568	43,503
Inventory, net	7,880,643	7,079,390
Prepaid expenses & other current assets	863,711	1,283,650

Total current assets	21,121,076	24,179,817

Property and equipment, net	12,818,320	12,412,689
Construction in progress	3,393,965	32,265
Advance for purchase of equipment	-	1,531,590
Intangible assets, net	351,230	356,447

TOTAL ASSETS	$37,684,591	$38,512,808

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,177,670	$3,798,790
Other payables	249,127	145,507
Unearned revenue	349,528	161,516
Accrued payroll	134,901	39,979
Short term loan	2,787,300	3,884,197
Notes payable	693,132	-
Dividend payable	-	63,267

Total current liabilities	7,391,658	8,093,256

Commitments and contingencies

STOCKHOLDERS' EQUITY:
Common stock, par value $0.001; 75,000,000 shares authorized, 24,650,000 shares issued and 24,606,321shares outstanding at September 30, 2009 24,650,000 shares issued and 24,650,000 shares outstanding at December 31, 2008	24,650	24,650
Additional paid-in capital	11,379,919	11,214,071
Other comprehensive income	2,979,200	2,977,847
Statutory reserve	2,858,620	2,854,686
Treasury stock (43,679 shares)	(40,299)	-
Retained earnings	13,090,843	13,348,298
Total stockholders' equity	30,292,933	30,419,552

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$37,684,591	$38,512,808

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$8,662,339	$15,159,122	$23,739,125	$40,597,208

Cost of goods sold	7,162,799	12,312,144	20,662,603	32,391,728

Gross profit	1,499,540	2,846,978	3,076,522	8,205,480

Operating expenses
Selling expenses	447,338	427,943	1,222,042	1,132,323
General and administrative expenses	786,711	765,306	2,127,380	1,886,346
Total operating expenses	1,234,049	1,193,249	3,349,422	3,018,669

Income (loss) from operations	265,491	1,653,729	(272,900)	5,186,811

Non-operating income (expense):
Other income, net	97,002	464,488	123,269	589,520
Interest income	6,954	3,425	20,991	20,864
Interest expense	(39,322)	(41,104)	(127,611)	(59,815)
Exchange gain (loss)	57,583	(43,126)	54,827	11,659

Total non-operating income (expense)	122,217	383,683	71,476	562,228

Income (loss) before income tax	387,708	2,037,412	(201,424)	5,749,039

Income tax expense	89,800	173,915	52,097	495,394

Net income (loss)	297,908	1,863,497	(253,521)	5,253,645

Other comprehensive income (loss)
Foreign currency translation gain	45,977	75,867	1,353	1,545,549

Comprehensive Income (loss)	$343,885	$1,939,364	$(252,168)	$6,799,194

Weighted average shares outstanding :
Basic	24,630,551	24,650,000	24,606,321	24,650,000
Diluted	24,630,551	24,650,000	24,606,321	24,650,000

Earnings (loss) per share:
Basic	$0.01	$0.08	$(0.01)	$0.21
Diluted	$0.01	$0.08	$(0.01)	$0.21

Corporate Contact:

     Investor Relations:
     Shiner International, Inc.
     Tel: +86-898-68581713
     Email:  ir@shinerinc.com or info@shinerinc.com